Exhibit 10.3

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is entered into as of the 10th day of October, 2014, by and between Roger G. Little, Trustee of SPI‑Trust, under a declaration of trust dated May 3, 1976, and recorded with Middlesex South District Registry of Deeds, Book 12970, Page 625, having a mailing address at One Patriots Park, Bedford, Massachusetts 01730 (the “Landlord”), and Spire Corporation, a Massachusetts corporation with an address at One Patriots Park, Bedford, Massachusetts 01730 (the “Tenant”).

WHEREAS, by that certain Lease dated as of November 30, 2007, as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated September 17, 2010 and that certain Second Amendment to Lease Agreement (the “Second Amendment”) dated September 18, 2013 (as amended, the “Lease”), Landlord leases to Tenant portions of a building consisting of approximately 117,180 square feet of space more particularly shown on Exhibit A attached hereto and commonly known as One Patriots Park, Bedford, Massachusetts; and

WHEREAS, originally the leased premises consisted of the entire building of approximately 144,230 square feet of space, but Tenant has since vacated or surrendered portions of the original space; and

WHEREAS, the Tenant currently owes the Landlord back rent from October 1, 2013 through October 31, 2014 (the “Past-Due Rent”), and the Tenant, absent the proposed amendment, will owe rent to the Landlord for the period of time from November 1, 2014 through the end of the Term of the Lease (the amount of such rent, not including any payments for taxes, common area charges or facility charges required to be paid by the Transferor under the Lease, is the “Anticipated Rent Payments”); and

WHEREAS, pursuant to that certain Equity Ownership Transfer Agreement (the “Equity Transfer Agreement”) of even date herewith, the Tenant proposes to transfer to the Landlord or its designee the Tenant’s ownership interest in N2 Biomedical LLC (“N2”) and, as consideration for such transfer, the Landlord proposes to forgive, waive and discharge the Past-Due Rent and to agree to the Anticipated Rent Payments on the terms and conditions set forth in the Equity Transfer Agreement and this Third Amendment; and

WHEREAS, Landlord and Tenant desire to modify the terms and conditions of the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency or which is hereby acknowledged, Landlord and Tenant hereby agree, effective as of the date hereof, as follows:

1.	All terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.
Tenant represents and warrants that it has vacated portions of the original leased premises (shown on Exhibit A as “vacated”) and that, as of the date of this Third Amendment, Tenant only occupies the portion of the Premises shown on Exhibit A as “occupied”.

3.
On November 1, 2014, the Premises shall be reduced in size to 85,732 square feet as is more particularly shown on Exhibit B. Tenant shall surrender and vacate those portions of the Premises designated in Exhibit B as “Late Surrender Premises” upon three (3) months’ notice from Landlord that Landlord desires Tenant to vacate such Late Surrender Premises. Tenant shall vacate and surrender any portions of the Premises to be turned over to Landlord pursuant to this provision in broom clean condition on or before the date specified for such surrender and vacation.

4.	Notwithstanding anything to the contrary contained in the Lease, Tenant shall not have any options to extend the Term beyond November 30, 2017.

5.
For the period commencing on November 1, 2014 and running through and including July 31, 2015 (the “Rent Concession End Date”), Tenant shall not be required to pay any Base Rental, but shall be required to make any and all other payments required by the Lease. Tenant shall be obligated to make payments for Real Estate Taxes, Utility Costs, Operations Costs and Insurance Costs for the entire Real Estate as described in the Lease; provided, however, that beginning on January 1, 2015, Landlord shall be responsible for paying to Tenant Landlord’s pro rata share of the Real Estate Taxes, Utility Costs, Operations Costs and Insurance Costs. Landlord’s pro rata share shall be calculated based on the percentage of the Real Estate not occupied by either Tenant or N2. Tenant represents that Tenant and N2 have entered into a separate Services Agreement pursuant to which N2 has agreed to similarly reimburse Tenant for N2’s pro rata share of the Real Estate Taxes, Utility Costs, Operations Costs and Insurance Costs. Tenant shall provide to Landlord evidence of each payment made for the costs described in this Section 5 within five (5) business days after making such payments.

6.
For the period commencing on August 1, 2015 and running through and including January 31, 2016, Base Rental under the Lease shall be $5.00 per square foot, payable in monthly installments of $35,721.67.

7.
For the period commencing on February 1, 2016 and running through and including the end of the Term, Base Rental under the Lease shall be $10.00 per square foot, payable in monthly installments of $71,443.33.

8.
Executing this Third Amendment shall not be deemed to be a waiver by Landlord of any claims, causes of action, rights or remedies against Tenant that Landlord may have, including without limitation any claims under Section 23 of the Lease, whether existing as of the date of this Third Amendment or arising thereafter, other than Landlord’s right to recover unpaid Base Rental accrued through the date hereof. Notwithstanding anything to the contrary herein, if, at any time, Tenant fails to make payment of Base Rental accruing hereafter when due, Landlord’s rights and remedies shall be as set forth in the Lease or as otherwise provided in law or equity. If, at any time, Tenant fails to make payment of any other amount due in accordance with the terms of the Lease, then Landlord shall have the right, in addition to any other right or remedy available under the Lease or in law or equity, to terminate this Lease upon thirty (30) days prior written notice to Tenant. In addition, should Tenant fail to make any payment required by the Lease when such payment is due, Landlord shall have the right to make such payment on Tenant’s behalf and to recover such payment from Tenant together with interest and late charges as set forth in Section 22 of the Lease.

9.	Reserved.

10.
In addition to any events of default already set forth in the Lease, it shall be considered a default under the Lease if Tenant becomes in default under that certain Promissory Note issued by Tenant to Landlord of even date herewith.

11.
Tenant agrees, from time to time, within ten (10) days after request of Landlord, to execute and deliver to Landlord, or Landlord's designee, an estoppel certificate in the form attached hereto as Exhibit C. Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord's execution of this Third Amendment. No cure or grace period provided in the Lease shall apply to Tenant's obligations to timely deliver an estoppel certificate and if Tenant fails to timely deliver any such estoppel certificate to Landlord then Tenant shall be deemed in default under the Lease. Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within ten (10) business days after Landlord's written request thereof.

12.
In addition to any other termination right that Landlord may have pursuant to the Lease or otherwise, Landlord shall have the right, at any time during the Term and for any reason or no reason, to terminate the Lease with at least six (6) months’ prior written notice to Tenant. If Landlord exercises this termination right, such exercise shall be non-revocable. Notwithstanding the foregoing, no termination of the Lease pursuant to this Section 12 shall have an effective date before July 31, 2015.

13.	Tenant acknowledges that Landlord’s consent is required for any sublease or assignment of the Lease by Tenant pursuant to Section 7 of the Lease.

14.
In the event Landlord seeks to sell the property of which the Premises is a part, Tenant shall fully cooperate with Landlord to facilitate such sale and shall provide any such documents as may reasonably be requested by Landlord or Landlord’s prospective buyer in connection with such proposed sale.

15.
This Third Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart. PDF and facsimile copies of signature pages shall be acceptable and shall have the same force and effect as if they were originals.

16.	Except as amended by this Third Amendment, all other terms, conditions, covenants and provisions as appear in the Lease are hereby ratified and confirmed and shall remain unchanged.

17.	This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed under seal as of the date first written above.

SPI-TRUST        SPIRE CORPORATION

By:      /s/ Roger G. Little        By:      /s/ Rodger W. LaFavre
Name:    Roger G. Little        Name:    Rodger W. LaFavre

Title:     Trustee        Title:    President & CEO